Exhibit 99.1

1550 Peachtree Street, N.W. Atlanta, Georgia 30309

NEWS RELEASE
Contact:

Trevor Burns	Ines Gutzmer
Investor Relations	Media Relations
(404) 885-8804	(404) 885-8325
trevor.burns@equifax.com	ines.gutzmer@equifax.com

ATLANTA, October 24, 2018 -- Equifax Inc. (NYSE: EFX) today announced financial results for the quarter ended September 30, 2018.

"During the third quarter, we continued to make good progress on our transformation as we invest heavily in our infrastructure towards our goal of being an industry leader in technology and data security. These investments will enhance our ability to deliver unique data and insights to our customers to help them grow.” said Mark W. Begor, Chief Executive Officer of Equifax. “Third quarter was another step forward as we work towards returning to our normal growth mode. Our financial results in the quarter showed solid progress but were impacted by currency and the slowing U.S. mortgage market and international markets."

Financial Results Summary

The company reported revenue of $834.2 million in the third quarter of 2018, flat compared to the third quarter of 2017 and up 2 percent on a local currency basis.

Net income attributable to Equifax of $38.4 million was down 60 percent compared to the third quarter of 2017.

Third quarter diluted EPS attributable to Equifax was $0.32, down 60 percent compared to the third quarter of 2017.

USIS third quarter results

•
Total revenue was up slightly at $308.3 million in the third quarter of 2018 compared to $307.7 million in the third quarter of 2017. Operating margin for USIS was 30.9 percent in the third quarter of 2018 compared to 42.1 percent in the third quarter of 2017. Adjusted EBITDA margin for USIS was 46.2 percent in the third quarter of 2018 compared to 49.2 percent in the third quarter of 2017.

•	Online Information Solutions revenue was $222.4 million, up 1 percent compared to the third quarter of 2017.

•	Mortgage Solutions revenue was $39.0 million, up 1 percent compared to the third quarter of 2017.

•	Financial Marketing Services revenue was $46.9 million, down 2 percent compared to the third quarter of 2017.

International third quarter results

•
Total revenue was $235.0 million in the third quarter of 2018, down 2 percent and up 5 percent compared to the third quarter of 2017 on a reported and local currency basis, respectively. Operating margin for International was 8.2 percent in the third quarter of 2018, compared to 22.0 percent in the third quarter of 2017. Adjusted EBITDA margin for International was 29.4 percent in the third quarter of 2018, compared to 33.2 percent in the third quarter of 2017.

•	Asia Pacific revenue was $80.5 million, down 1 percent compared to the third quarter of 2017 and up 7 percent on a local currency basis.

•	Europe revenue was $68.5 million, down 1 percent compared to the third quarter of 2017 and flat on a local currency basis.

•	Latin America revenue was $48.7 million, down 11 percent compared to the third quarter of 2017 and up 7 percent on a local currency basis.

•	Canada revenue was $37.3 million, up 6 percent compared to the third quarter of 2017 and up 11 percent on a local currency basis.

Workforce Solutions third quarter results

•
Total revenue was $202.2 million in the third quarter of 2018, a 9 percent increase compared to the third quarter of 2017. Operating margin for Workforce Solutions was 38.1 percent in the third quarter of 2018 compared to 43.1 percent in the third quarter of 2017. Adjusted EBITDA margin for Workforce Solutions was 47.5 percent in the third quarter of 2018 compared to 48.6 percent in the third quarter of 2017.

•	Verification Services revenue was $143.9 million, up 11 percent compared to the third quarter of 2017.

•	Employer Services revenue was $58.3 million, up 3 percent compared to the third quarter of 2017.

Global Consumer Solutions third quarter results

•
Revenue was $88.7 million in the third quarter of 2018, down 12 percent compared to the third quarter of 2017 on a reported and local currency basis. Operating margin was 13.8 percent in the third quarter of 2018 compared to 24.5 percent in the third quarter of 2017. Adjusted EBITDA margin was 28.3 percent compared to 27.9 percent in the third quarter of 2017.

Adjusted EPS and Adjusted EBITDA Margin

•
Adjusted EPS attributable to Equifax was $1.41 in the third quarter of 2018, down 8 percent compared to the third quarter of 2017. This financial measure for 2018 excludes the foreign currency impacts from Argentina being a highly inflationary economy and a legal settlement. The financial measure for both 2018 and 2017 excludes cybersecurity incident related costs, acquisition-related amortization expense, net of associated tax impacts, and income tax effects of stock awards recognized upon vesting or settlement. These items are described more fully in the attached Q&A.

•
Adjusted EBITDA margin was 33.0 percent in the third quarter of 2018, compared to 37.4 percent in the third quarter of 2017. This financial measure for 2018 and 2017 has been adjusted for certain items, including costs related to the cybersecurity incident and a legal settlement as well as the foreign currency impacts from Argentina being a highly inflationary economy, which affect the comparability of the underlying operational performance and are described more fully in the attached Q&A.

Fourth Quarter and Full Year Guidance

•
For the fourth quarter of 2018, we expect reported revenue to be between $835 and $850 million, reflecting local currency growth as compared to the fourth quarter of 2017 of 2% to 4%, partially offset by an expected 2.5% negative impact of foreign exchange. Adjusted EPS is expected to be between $1.30 and $1.35 per share. The impact of foreign exchange on adjusted EPS compared to the fourth quarter of 2017 is expected to be negative $0.04 per share.

•
We expect full year 2018 reported revenue to be between $3.412 and $3.427 billion, reflecting local currency growth as compared to 2017 of 2.2% and 2.7%, partially offset by an expected 0.75% negative impact of foreign exchange. Adjusted EPS is expected to be between $5.70 and $5.75 per share. The impact of foreign exchange on adjusted EPS compared to 2017 is expected to be negative $0.10 per share.

About Equifax

Equifax is a global information solutions company that uses unique data, innovative analytics, technology and industry expertise to power organizations and individuals around the world by transforming knowledge into insights that help make more informed business and personal decisions.
Headquartered in Atlanta, Ga., Equifax operates or has investments in 24 countries in North America, Central and South America, Europe and the Asia Pacific region. It is a member of Standard & Poor's (S&P) 500® Index and its common stock is traded on the New York Stock Exchange (NYSE) under the symbol EFX. Equifax employs approximately 11,200 employees worldwide.

Earnings Conference Call and Audio Webcast

In conjunction with this release, Equifax will host a conference call tomorrow, October 25, 2018 at 8:30 a.m. (ET) via a live audio webcast. To access the webcast, go to the Investor Relations section of our website at www.equifax.com. The discussion will be available via replay at the same site shortly after the conclusion of the webcast. This press release is also available at that website.

Non-GAAP Financial Measures

This earnings release presents adjusted EPS attributable to Equifax which is diluted EPS attributable to Equifax adjusted (to the extent noted above for different periods) for costs related to the cybersecurity incident announced September 7, 2017, acquisition-related amortization expense, net of tax, the adjustment for redeemable noncontrolling interest that reflects a redemption value in excess of fair value, the foreign exchange impact resulting from accounting for Argentina as a highly inflationary economy, the accrual for the settlement of a legal claim, the income tax effects of stock awards that are recognized upon vesting or settlement and adjustments from uncertain tax positions resulting from a recent settlement with tax authorities. This earnings release also presents adjusted EBITDA and adjusted EBITDA margin which is defined as consolidated net income attributable to Equifax plus net interest expense, income taxes, depreciation and amortization, and also excludes certain one-time items. These are important financial measures for Equifax but are not financial measures as defined by GAAP.

These non-GAAP financial measures should be reviewed in conjunction with the relevant GAAP financial measures and are not presented as an alternative measure of net income or EPS as determined in accordance with GAAP.

Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures and related notes are presented in the Q&A. This information can also be found under “Investor Relations/Financial Information/Non-GAAP Financial Measures” on our website at www.equifax.com.

Forward-Looking Statements

This release contains forward-looking statements and forward-looking information. These statements can be identified by expressions of belief, expectation or intention, as well as statements that are not historical fact. These statements are based on certain factors and assumptions including with respect to foreign exchange rates, expected growth, results of operations, performance, business prospects and opportunities and effective tax rates. While the company believes these factors and assumptions to be reasonable based on information currently available, they may prove to be incorrect.

Several factors could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including, but not limited to actions taken by us, including restructuring or strategic initiatives (including capital investments or asset acquisitions or dispositions), as well as from developments beyond our control, including, but not limited to, changes in worldwide and U.S. economic conditions that materially impact consumer spending, consumer debt and employment and the demand for Equifax's products and services. Other risk factors include the impact of the cybersecurity incident announced September 7, 2017 and the resulting government investigations, litigation and other impacts on our business and results of operations; the Tax Cuts and Jobs Act of 2017; adverse or uncertain economic conditions and changes in credit and financial markets; economic, political and other risks associated with international sales and operations; risks relating to unauthorized access to data or breaches of confidential information due to criminal conduct, attacks by hackers, employee or insider malfeasance and/or human error; changes in, and the effects of, laws and regulations and government policies governing our business, including, without limitation, our examination and supervision by the Consumer Financial Protection Bureau (“CFPB”), a federal agency that holds primary responsibility for the regulation of consumer protection with respect to financial products and services in the U.S., oversight by the U.K. Financial Conduct Authority ("FCA") and Information Commissioner's Office of our debt collections services and core credit reporting businesses in the U.K. and oversight by the Office of Australian Information Commission, the Australian Competition and Consumer Commission ("ACCC") and other regulatory entities of our credit reporting business in Australia;

federal or state responses to identity theft concerns; potential adverse developments in new and pending legal proceedings or government investigations, including investigations or examinations undertaken by the CFPB, State Attorneys General, the FCA, the ACCC or other governmental agencies; our ability to successfully develop and market new products and services, respond to pricing and other competitive pressures, complete and integrate acquisitions and other investments and achieve targeted cost efficiencies; timing and amount of capital expenditures; changes in capital markets and corresponding effects on the company’s investments and benefit plan obligations; foreign currency exchange rates and earnings repatriation limitations; and the decisions of taxing authorities, all of which could affect our effective tax rates. A summary of additional risks and uncertainties can be found in our Annual Report on Form 10-K for the year ended December 31, 2017, including without limitation under the captions “Item 1. Business -- Governmental Regulation” and “-- Forward-Looking Statements” and “Item 1A. Risk Factors,” and in our other filings with the U.S. Securities and Exchange Commission. Forward-looking statements are given only as at the date of this release and the company disclaims any obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

EQUIFAX
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended September 30,
	2018	2017
(In millions, except per share amounts)	(Unaudited)
Operating revenue	$834.2	$834.8
Operating expenses:
Cost of services (exclusive of depreciation and amortization below)	376.7	297.3
Selling, general and administrative expenses	317.5	310.4
Depreciation and amortization	75.9	72.4
Total operating expenses	770.1	680.1
Operating income	64.1	154.7
Interest expense	(26.7)	(21.4)
Other income, net	1.3	2.7
Consolidated income before income taxes	38.7	136.0
Provision for income taxes	0.9	(35.5)
Consolidated net income	39.6	100.5
Less: Net income attributable to noncontrolling interests including redeemable noncontrolling interests	(1.2)	(4.2)
Net income attributable to Equifax	$38.4	$96.3
Basic earnings per common share:
Net income attributable to Equifax	$0.32	$0.80
Weighted-average shares used in computing basic earnings per share	120.5	120.1
Diluted earnings per common share:
Net income attributable to Equifax	$0.32	$0.79
Weighted-average shares used in computing diluted earnings per share	121.6	121.4
Dividends per common share	$0.39	$0.39

EQUIFAX
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2018	December 31, 2017
(In millions, except par values)	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$253.4	$336.4
Trade accounts receivable, net of allowance for doubtful accounts of $11.5 and $9.1 at September 30, 2018 and December 31, 2017, respectively	467.9	444.8
Prepaid expenses	90.6	94.3
Other current assets	75.6	122.9
Total current assets	887.5	998.4
Property and equipment:
Capitalized internal-use software and system costs	607.3	427.9
Data processing equipment and furniture	326.3	306.6
Land, buildings and improvements	213.2	212.5
Total property and equipment	1,146.8	947.0
Less accumulated depreciation and amortization	(451.6)	(380.0)
Total property and equipment, net	695.2	567.0
Goodwill	4,162.8	4,184.0
Indefinite-lived intangible assets	94.9	95.0
Purchased intangible assets, net	1,132.8	1,247.0
Other assets, net	160.8	142.0
Total assets	$7,134.0	$7,233.4
LIABILITIES AND EQUITY
Current liabilities:
Short-term debt and current maturities of long-term debt	$3.1	$965.3
Accounts payable	139.6	110.3
Accrued expenses	179.8	160.9
Accrued salaries and bonuses	96.5	119.4
Deferred revenue	104.9	108.4
Other current liabilities	220.3	209.2
Total current liabilities	744.2	1,673.5
Long-term debt	2,629.4	1,739.0
Deferred income tax liabilities, net	298.6	305.1
Long-term pension and other postretirement benefit liabilities	135.7	175.8
Other long-term liabilities	84.6	101.0
Total liabilities	3,892.5	3,994.4
Preferred stock, $0.01 par value: Authorized shares - 10.0; Issued shares - none	—	—
Common stock, $1.25 par value: Authorized shares - 300.0; Issued shares - 189.3 at September 30, 2018 and December 31, 2017; Outstanding shares - 120.6 and 120.1 at September 30, 2018 and December 31, 2017, respectively	236.6	236.6
Paid-in capital	1,347.4	1,332.7
Retained earnings	4,740.1	4,600.6
Accumulated other comprehensive loss	(561.4)	(412.0)
Treasury stock, at cost, 68.1 shares and 68.6 shares at September 30, 2018 and December 31, 2017, respectively	(2,572.3)	(2,577.6)
Stock held by employee benefit trusts, at cost, 0.6 shares at September 30, 2018 and December 31, 2017	(5.9)	(5.9)
Total Equifax shareholders' equity	3,184.5	3,174.4
Noncontrolling interests including redeemable noncontrolling interests	57.0	64.6
Total equity	3,241.5	3,239.0
Total liabilities and equity	$7,134.0	$7,233.4

EQUIFAX
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended September 30,
	2018	2017
(In millions)	(Unaudited)
Operating activities:
Consolidated net income	$279.6	$423.5
Adjustments to reconcile consolidated net income to net cash provided by operating activities:
Depreciation and amortization	235.3	216.7
Stock-based compensation expense	32.8	34.6
Deferred income taxes	(13.4)	(40.6)
Changes in assets and liabilities, excluding effects of acquisitions:
Accounts receivable, net	(32.1)	(14.9)
Other assets, current and long-term	33.7	(24.4)
Current and long term liabilities, excluding debt	(28.5)	13.8
Cash provided by operating activities	507.4	608.7
Investing activities:
Capital expenditures	(208.1)	(157.5)
Acquisitions, net of cash acquired	(115.8)	(77.3)
Cash received from sale of asset	5.6	8.6
Investment in unconsolidated affiliates, net	(6.9)	—
Cash used in investing activities	(325.2)	(226.2)
Financing activities:
Net short-term (repayments) borrowings	(960.9)	354.9
Payments on long-term debt	(100.0)	(322.5)
Borrowings on long-term debt	994.5	—
Treasury stock purchases	—	(77.1)
Dividends paid to Equifax shareholders	(140.8)	(140.7)
Dividends paid to noncontrolling interests	(8.7)	(8.2)
Proceeds from exercise of stock options	11.3	18.8
Payment of taxes related to settlement of equity awards	(18.8)	(28.0)
Purchase of redeemable noncontrolling interests	(23.5)	—
Debt issuance costs	(7.6)	—
Payment of contingent consideration	(1.5)	—
Cash used in financing activities	(256.0)	(202.8)
Effect of foreign currency exchange rates on cash and cash equivalents	(9.2)	6.4
(Decrease) increase in cash and cash equivalents	(83.0)	186.1
Cash and cash equivalents, beginning of period	336.4	129.3
Cash and cash equivalents, end of period	$253.4	$315.4

Common Questions & Answers (Unaudited)
(Dollars in millions)

1.    Can you provide a further analysis of operating revenue by operating segment?

Operating revenue consists of the following components:

(In millions)	Three months ended September 30,
					Local Currency
Operating revenue:	2018	2017	$ Change	% Change	% Change*
Online Information Solutions	$222.4	$221.0	$1.4	1%
Mortgage Solutions	39.0	38.8	0.2	1%
Financial Marketing Services	46.9	47.9	(1.0)	(2)%
Total U.S. Information Solutions	308.3	307.7	0.6	—%
Asia Pacific	80.5	81.2	(0.7)	(1)%	7%
Europe	68.5	69.0	(0.5)	(1)%	—%
Latin America	48.7	54.5	(5.8)	(11)%	7%
Canada	37.3	35.1	2.2	6%	11%
Total International	235.0	239.8	(4.8)	(2)%	5%
Verification Services	143.9	129.9	14.0	11%
Employer Services	58.3	56.5	1.8	3%
Total Workforce Solutions	202.2	186.4	15.8	9%
Global Consumer Solutions	88.7	100.9	(12.2)	(12)%	(12)%
Total operating revenue	$834.2	$834.8	$(0.6)	—%	2%
 *Reflects percentage change in revenue conforming 2018 results using 2017 exchange rates.

2. What drove the fluctuation in the effective tax rate?

Our effective income tax rate was a tax benefit of 2.3% and expense of 26.1% for the three months ended September 30, 2018 and September 30, 2017, respectively. Statutory U.S. income tax rates decreased in 2018 compared to 2017 due to the Tax Act that was enacted in the fourth quarter of 2017 which favorably impacts the third quarter of 2018 effective tax rate. For the three months ending September 30, 2018, our effective tax rate is lower than the prior year because of discrete benefits arising from the reversal of uncertain tax positions and adjustments as a result of estimated amounts in our tax provision being different than the amounts filed in our tax returns are greater than in the prior year.

3. What is included in the costs related to the September 2017 cybersecurity incident?

Costs related to the cybersecurity incident are defined as incremental costs to transform our information technology infrastructure and data security; legal fees and professional services costs to investigate the cybersecurity incident and respond to legal, government and regulatory claims; as well as costs to provide the free product and related support to the consumer.

We recorded $116.5 million ($89.2 million, net of tax) and $221.5 million ($167.1 million, net of tax) for the third quarter and first nine months of 2018, respectively, for expenses related to the cybersecurity incident and incremental information technology and data security costs. The components of the costs are as follows:

(in millions)	Three Months Ended September 30, 2018	Nine Months Ended September 30, 2018
Technology and data security	$92.6	$193.2
Legal and investigative fees	16.1	61.4
Product liability	7.8	11.9
Insurance recoveries	—	(45.0)
Total	$116.5	$221.5

In the third quarter and first nine months of fiscal 2018, the Company recorded a total of $116.5 million and $266.5 million, respectively, of pretax expenses related to the cybersecurity incident and incremental technology and data security costs. The $92.6 million and $193.2 million of technology and data security costs include incremental costs to transform our technology infrastructure and improve application, network, data security, and the costs of development and launch of Lock and AlertTM. These include, but are not limited to, costs for people, professional and contracted services, technical services and products, and other costs added either directly or indirectly to manage, execute, and support the implementation of these plans. The $16.1 million and $61.4 million of legal and investigative fees include legal fees and professional services costs to investigate the cybersecurity incident and respond to legal, government, and regulatory investigations and claims related to the cybersecurity incident. The $7.8 million and $11.9 million of product liability costs include the expected costs of fulfillment of TrustedID Premier and support of consumers using TrustedID Premier as well as the costs to extend credit monitoring for eligible consumers.
Since the announcement of the cybersecurity incident in September 2017, we have incurred a total of $430.5 million of expenses related to the incident and incremental technology and data security costs.
We expect costs related to the 2017 cybersecurity incident, excluding insurance recoveries, to be in excess of $350 million for the full year 2018.
We maintain $125.0 million of cybersecurity insurance coverage, above a $7.5 million deductible, to limit our exposure to losses such as those related to the 2017 cybersecurity incident. During the three months ended September 30, 2018, the Company has not recorded any insurance recoveries. During the nine months ended September 30, 2018, the Company has recorded insurance recoveries of $45.0 million. Since the announcement of the 2017 cybersecurity incident in September 2017, we have recorded and received insurance recoveries of $95.0 million for costs incurred through September 30, 2018.

Reconciliations of Non-GAAP Financial Measures to the Comparable GAAP Financial Measures (Unaudited)
(Dollars in millions, except per share amounts)

A. Reconciliation of net income attributable to Equifax to diluted EPS attributable to Equifax, adjusted for Argentina highly inflationary foreign currency impacts, the income tax effect of stock awards recognized upon vesting or settlement, cybersecurity incident related costs, a legal settlement, income tax adjustments, and acquisition-related amortization expense:

	Three Months Ended September 30,
(In millions, except per share amounts)	2018	2017	$ Change	% Change
Net income attributable to Equifax	$38.4	$96.3	$(57.9)	(60)%
Acquisition-related amortization expense of certain acquired intangibles (1)	36.5	43.0	(6.5)	(15)%
Cybersecurity incident related costs (2)	116.5	87.5	29.0	33%
Income tax effects of stock awards that are recognized upon vesting or settlement (3)	(2.0)	(4.8)	2.8	(58)%
Argentina highly inflationary foreign currency adjustment (4)	1.2	—	1.2	nm
Legal Settlement (5)	18.5	—	18.5	nm
Tax impact of adjustments (6)	(37.2)	(36.1)	(1.1)	3%
Net income attributable to Equifax, adjusted for items listed above	$171.9	$185.9	$(14.0)	(8)%
Diluted EPS attributable to Equifax, adjusted for items listed above	$1.41	$1.53	$(0.12)	(8)%
Weighted-average shares used in computing diluted EPS	121.6	121.4

nm - not meaningful

(1)
During the third quarter of 2018, we recorded acquisition-related amortization expense of certain acquired intangibles of $36.5 million ($31.0 million, net of tax). We calculate this financial measure by excluding the impact of acquisition-related amortization expense and including a benefit to reflect the significant cash income tax savings resulting from the income tax deductibility of amortization for certain acquired intangibles. The $5.5 million of tax is comprised of $9.4 million of tax expense net of $3.9 million of a cash income tax benefit. During the third quarter of 2017, we recorded acquisition-related amortization expense of certain acquired intangibles of $43.0 million ($35.1 million, net of tax). The $7.9 million of tax is comprised of $14.1 million of tax expense net of $6.2 million of a cash income tax benefit. See the Notes to this reconciliation for additional detail.

(2)
During the third quarter of 2018, we recorded pre-tax expenses related to the cybersecurity incident of $116.5 million ($89.2 million, net of tax). During the third quarter of 2017, we recorded $87.5 million ($59.3 million, net of tax) for expenses related to the cybersecurity incident. See the Notes to this reconciliation for additional detail.

(3)
During the third quarter of 2018, we recorded a tax benefit of $2.0 million related to the tax effects of deductions for stock compensation in excess of amounts recorded for compensation costs. During the third quarter of 2017, we recorded a tax benefit of $4.8 million related to the tax effects of deductions for stock compensation expense in excess of amounts recorded for compensation costs. See the Notes to this reconciliation for additional detail.

(4)
Argentina experienced multiple periods of increasing inflation rates, devaluation of the peso, and increasing borrowing rates. As such, Argentina has been deemed a highly inflationary economy by accounting policymakers. During the third quarter of 2018, we recorded a foreign currency loss of $1.2 million related to the impact of remeasuring the peso denominated monetary assets and liabilities as a result of Argentina being a highly inflationary economy. See the Notes to this reconciliation for additional detail.

(5)
During the third quarter of 2018, we recorded an $18.5 million ($14.1 million, net of tax) charge for a legal settlement that was not related to the cybersecurity incident. See the Notes to this reconciliation for additional detail.

(6)
During the third quarter of 2018, we recorded the tax impact of adjustments of $37.2 million comprised of (i) acquisition-related amortization expense of certain acquired intangibles of $5.5 million ($9.4 million of tax expense net of $3.9 million of cash income tax benefit), (ii) a tax adjustment of $27.3 million related to expenses for the cybersecurity incident and (iii) a tax adjustment of $4.4 million related to the settlement of a legal claim.

During the third quarter of 2017, we recorded the tax impact of adjustments of $36.1 million comprised of (i) acquisition-related amortization expense of certain acquired intangibles of $7.9 million ($14.1 million of tax expense net of $6.2 million of cash income tax benefit) and (ii) a tax adjustment of $28.2 million related to expenses for the cybersecurity incident.

B. Reconciliation of net income attributable to Equifax to adjusted EBITDA, excluding cybersecurity incident related costs, Argentina highly inflationary foreign currency impacts, a legal settlement, income taxes, interest expense, net, and depreciation and amortization expense, and presentation of adjusted EBITDA margin:

	Three Months Ended September 30,
(in millions)	2018	2017	$ Change	% Change
Revenue	$834.2	$834.8	$(0.6)	—%
Net income attributable to Equifax	$38.4	$96.3	$(57.9)	(60)%
Income taxes	(0.9)	35.5	(36.4)	(103)%
Interest expense, net*	25.9	20.8	5.1	25%
Depreciation and amortization	75.9	72.4	3.5	5%
Cybersecurity incident related costs (1)	116.5	$87.5	29.0	33%
Argentina highly inflationary foreign currency adjustment (2)	1.2	$—	nm	nm
Legal Settlement (3)	18.5	$—	18.5	nm
Adjusted EBITDA, excluding the items listed above	$275.5	$312.5	$(37.0)	(12)%
Adjusted EBITDA margin	33.0%	37.4%

nm - not meaningful
*Excludes interest income of $0.8 million in 2018 and $0.6 million in 2017.

(1)
During the third quarter of 2018, we recorded pre-tax expenses related to the cybersecurity incident of $116.5 million ($89.2 million, net of tax). During the third quarter of 2017, we recorded $87.5 million ($59.3 million, net of tax) for expenses related to the cybersecurity incident. See the Notes to this reconciliation for additional detail.

(2)
Argentina experienced multiple periods of increasing inflation rates, devaluation of the peso, and increasing borrowing rates. As such, Argentina has been deemed a highly inflationary economy by accounting policymakers. During the third quarter of 2018, we recorded a foreign currency loss of $1.2 million related to the impact of remeasuring the peso denominated monetary assets and liabilities as a result of Argentina being a highly inflationary economy. See the Notes to this reconciliation for additional detail.

(3)
During the third quarter of 2018, we recorded an $18.5 million ($14.1 million, net of tax) charge for a legal settlement that was not related to the cybersecurity incident. See the Notes to this reconciliation for additional detail.

C. Reconciliation of operating income to Adjusted EBITDA, excluding cybersecurity incident related costs, a legal settlement, income taxes, depreciation and amortization expense, other income, net, noncontrolling interest, and presentation of adjusted EBITDA margin for each of the segments:

(In millions)	Three months ended September 30, 2018
	U.S. Information Solutions	International	Workforce Solutions	Global Consumer Solutions	General Corporate Expense*	Total

Revenue	$308.3	$235.0	$202.2	$88.7	—	$834.2
Operating Income	95.4	19.2	77.0	12.2	(139.7)	64.1
Depreciation and Amortization	19.1	28.8	11.4	3.5	13.1	75.9
Other income/(expense), net**	0.8	2.4	—	—	(2.7)	0.5
Noncontrolling interest	—	(1.2)	—	—	—	(1.2)
Adjustments (1)	27.3	19.8	7.5	9.4	72.2	136.2
Adjusted EBITDA	$142.6	$69.0	$95.9	$25.1	$(57.1)	$275.5
Operating Margin	30.9%	8.2%	38.1%	13.8%	nm	7.7%
Adjusted EBITDA Margin	46.2%	29.4%	47.5%	28.3%	nm	33.0%

nm - not meaningful
*General Corporate Expense includes non-recurring adjustments of $72.2 million.
**Excludes interest income of $0.3 million in International and $0.5 million in General Corporate Expense.

(In millions)	Three months ended September 30, 2017
	U.S. Information Solutions	International	Workforce Solutions	Global Consumer Solutions	General Corporate Expense*	Total

Revenue	$307.7	$239.8	$186.4	$100.9	nm	$834.8
Operating Income	129.5	52.9	80.3	24.7	(132.7)	154.7
Depreciation and Amortization	21.3	27.7	10.3	3.4	9.7	72.4
Other income/(expense), net**	0.7	3.2	—	—	(1.8)	2.1
Noncontrolling interest	—	(4.2)	—	—	—	(4.2)
Adjustments (1)	—	—	—	—	87.5	87.5
Adjusted EBITDA	$151.5	$79.6	$90.6	$28.1	$(37.3)	$312.5
Operating Margin	42.1%	22.0%	43.1%	24.5%	nm	18.5%
Adjusted EBITDA Margin	49.2%	33.2%	48.6%	27.9%	nm	37.4%

nm - not meaningful
**Excludes interest income of $0.6 million in International.

(1)
During the third quarter of 2018, we recorded pre-tax expenses related to the cybersecurity incident of $116.5 million ($89.2 million, net of tax), and $18.5 million ($14.1 million, net of tax) for a legal settlement that was not related to the cybersecurity incident. In addition, we recorded a foreign currency loss of $1.2 million related to the impact of remeasuring the peso denominated monetary assets and liabilities as a result of Argentina being a highly inflationary economy.

During the third quarter of 2017, we recorded $87.5 million ($59.3 million, net of tax) for expenses related to the cybersecurity incident.

Notes to Reconciliations of Non-GAAP Financial Measures to the Comparable GAAP Financial Measures

Diluted EPS attributable to Equifax is adjusted for the following items:

Acquisition-related amortization expense - We calculate this financial measure by excluding the impact of acquisition-related amortization expense and including a benefit to reflect the material cash income tax savings resulting from the income tax deductibility of amortization for certain acquired intangibles. These financial measures are not prepared in conformity with GAAP. Management believes excluding the impact of amortization expense is useful because excluding acquisition-related amortization, and other items that are not comparable, allows investors to evaluate our performance for different periods on a more comparable basis. Certain acquired intangibles result in material cash income tax savings which are not reflected in earnings. Management believes that including a benefit to reflect the cash income tax savings is useful as it allows investors to better value Equifax. Management makes these adjustments to earnings when measuring profitability, evaluating performance trends, setting performance objectives and calculating our return on invested capital.

Costs related to the cybersecurity incident - We recorded $116.5 million ($89.2 million, net of tax) and $87.5 million ($59.3 million, net of tax) during the third quarter of 2018 and 2017, respectively, associated with the costs to investigate the cybersecurity incident, legal fees to respond to subsequent litigation, costs to deliver the free product offering made to all U.S. consumers and incremental costs to transform our information technology, data security, and infrastructure. Management believes excluding these charges is useful as it allows investors to evaluate our performance for different periods on a more comparable basis. Management makes these adjustments to net income when measuring profitability, evaluating performance trends, setting performance objectives and calculating our return on invested capital. This is consistent with how management reviews and assesses Equifax’s historical performance and is useful when planning, forecasting and analyzing future periods.

Income tax effects of stock awards that are recognized upon vesting or settlement - During the third quarter of 2018, we recorded a tax benefit of $2.0 million related to the tax effects of deductions for stock compensation in excess of amounts recorded for compensation costs. During the third quarter of 2017, we recorded a tax benefit of $4.8 million related to the tax effects of deductions for stock compensation expense in excess of amounts recorded for compensation costs. Management believes excluding this tax effect from financial results provides meaningful supplemental information regarding our financial results for the three months ended September 30, 2018 because this amount is non-operating and relates to income tax benefits or deficiencies for stock awards recognized when tax amounts differ from recognized stock compensation cost. This is consistent with how management reviews and assesses Equifax’s historical performance and is useful when planning, forecasting and analyzing future periods.

Argentina highly inflationary foreign currency adjustment - Argentina has experienced multiple periods of increasing inflation rates, devaluation of the peso, and increasing borrowing rates. As such, Argentina has been deemed a highly inflationary economy by accounting policymakers. During the third quarter of 2018, we recorded a $1.2 million loss as a result of remeasuring the peso denominated monetary assets and liabilities due to Argentina being highly inflationary. Management believes excluding this charge is useful as it allows investors to evaluate our performance for different periods on a more comparable basis. This is consistent with how management reviews and assesses Equifax’s historical performance and is useful when planning, forecasting and analyzing future periods.

Legal settlement - During the third quarter of 2018, we recorded an $18.5 million ($14.1 million, net of tax) charge for a legal settlement that was not related to the cybersecurity incident. Management believes excluding this charge from certain financial results provides meaningful supplemental information regarding our financial results for the three months ended September 30, 2018, since a charge of such an amount is not comparable among the periods. This is consistent with how our management reviews and assesses Equifax’s historical performance and is useful when planning, forecasting and analyzing future periods.